Exhibit 10.8

[Date]

[First Name Last Name]

Sent via email

Dear [First Name]:

This letter agreement amends and restates the offer letter between you and Treeline Biosciences, Inc. (the “Company”), dated [________] (the “Prior Agreement”) effective [_______], 2026. You will continue to work in the role of [_______], reporting to the Company’s [Chief Executive Officer][Chief Scientific Officer].  As an exempt salaried employee, you may be expected to work additional hours as required by the nature of your work assignments. You will work [at our office located at [________]][remotely from your home in [________]].  The Company may change your position from time to time at its discretion.

1.
Cash Compensation. In this position, the Company will pay you an annual base salary of [________] payable in accordance with the Company’s standard payroll schedule.  Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation. You will also be eligible to participate in the Company’s bonus program with an annual target bonus of [__]% of your annual base salary.

2.
Employee Benefits.  You will continue to be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each benefit plan.  The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice.  In addition, you will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time.

3.
Termination Benefits. You will to be eligible to receive change in control and severance payments and benefits under the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”), a copy of which is attached to this offer letter as Exhibit A.

4.
Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) by and between you and the Company.

5.
No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer.

6.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.
Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

8.
General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures, including the Company’s Employee Handbook.

9.
At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized member of the Company’s Board of Directors.

10.
Non-Competition; Non-Solicitation.

a.
Non-Competition.  I understand that the Company’s offer of continued employment, my access and exposure to the Company’s Proprietary Information (as defined in the Confidentiality Agreement) and/or trade secrets, and any equity grants from the Company to me, if any, as well as the Company’s interest in protecting its investments, goodwill, Proprietary Information (as defined in the Confidentiality Agreement), trade secrets, and/or technologies make it reasonable for the Company to ask me to agree that I will not compete with the Company for a reasonable period after the termination of my employment for any reason, whether voluntary or involuntary.  Accordingly, and understanding that the Company’s business is potentially global in scope, I further agree that I will not, during the one (1) year period following the termination of my employment (the “Post-Employment Period”), directly or indirectly, work for or provide service of any kind, as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that, as of the date of commencement of my work or provision of services for such person or entity, currently does or intends to (directly or indirectly) research, develop, manufacture, produce, market or sell any compound directed to a Company Target, or any product containing such compound.  “Company Target” means a target for which, as of the date of the termination of my employment, the Company or any of affiliates is developing, manufacturing, producing, marketing or selling any compound directed to such target, or any product containing such compound.  It will not be deemed to be a violation of this section for me to make or hold either of the following investments: (i) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (ii) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle.  For employees located in California, Florida, Massachusetts, and Minnesota, please see Exhibit B for the applicable Non-Competition provision.

b.
Non-Solicitation of Employees/Consultants.  During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.  I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) away any employees or consultants of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.  For the avoidance of doubt, the immediately preceding sentence (starting with “I acknowledge” and ending with “the Company”) shall not apply to me if I am employed in California.

c.
Non-Solicitation of Suppliers/Customers.  During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company or otherwise divert or attempt to divert business away from the Company, nor will I encourage or assist others to do so.  I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) any customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.  For the avoidance of doubt, this Section 10(c) shall not apply to me if I am employed in California or any other state where such post-employment restrictions are prohibited by applicable law.

d.
Reasonableness.  I acknowledge that the post-employment restrictions in this Section 10 (as applicable) are reasonable and necessary in light of the Company’s need to protect its trade secrets and other Proprietary Information and the goodwill of the Company’s business.  I further acknowledge and agree that these restrictions will apply to me to the fullest extent permitted by applicable law.

e.
Notifications.  I acknowledge and agree that, during the Post-Employment Period, I will provide any subsequent employer with notice of the restrictive covenants set forth in this Section 10 and I hereby expressly consent to the Company providing any such subsequent employer with notice of such restrictive covenants.

11.
Withholdings. All forms of compensation paid to you as an employee of the Company will be less all applicable withholdings.

12.
Arbitration and Class and Collective Action Waiver.  To the fullest extent permitted by law, you and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company or the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, discrimination, harassment and/or retaliation based upon any federal, state or local ordinance, statute, regulation or constitutional provision, and individual claims under the California Private Attorneys General Act (California Labor Code Section 2698, et seq.) (“PAGA”), that: (a) you may have against the Company and its directors, officers, owners, employees, agents, successors and assigns, and (b) the Company may have against you (collectively, “Arbitrable Claims”).  Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration, court or any other forum.  All claims must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. This arbitration provision is entered into and is enforceable under the Federal Arbitration Act (the “FAA”) because both you and the Company are engaged in interstate commerce.

Notwithstanding the foregoing, nothing in this arbitration provision restricts: (w) your right to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class or collective action basis; (x) your right, if any, to file in court a non-individual, representative action under PAGA, if you have standing to pursue such an action and it is permitted under applicable law; (y) your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and before state agencies in connection with claims for workers’ compensation, unemployment and/or disability insurance benefits); or (z) a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with the misappropriation of a party’s private, proprietary, confidential or trade secret information. To the extent a class or collective action or representative claim may not be waived, you and the Company agree to stay any such claims until after all claims subject to arbitration are fully resolved.

BY YOUR SIGNATURES BELOW, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS YOU/THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

The arbitration will be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, will govern and apply to this arbitration provision.  The JAMS rules may be found at https://www.jamsadr.com/rules-employment.  You and the Company will follow the JAMS Rules applicable to initial filing fees, but in no event will you be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise will pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees. You and the Company will each pay your own attorneys’ fees.  The arbitrator must follow applicable law and may award only those remedies that would have applied had the matter been heard in court. The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  A party’s right to review of the decision is limited to grounds provided under applicable law. The parties will have the right to conduct adequate civil discovery, obtain injunctive or equitable relief, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard will be resolved by the arbitrator.  Within 30 days after the arbitration hearing is concluded, either party may file a brief addressing the claims, defenses and proposed remedies.  The arbitration will be conducted in the Commonwealth of Massachusetts. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions of this provision will be severable and will remain fully enforceable.

13.
Severability.  If any provision of this letter agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this letter agreement, the application of such provision in any other circumstances, or the validity or enforceability of this letter agreement.  Without limiting the generality of the foregoing, the covenants contained in Section 10 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which such covenants could be enforced.  Except for geographic coverage, each such separate covenant shall be deemed identical.  If, in any proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this letter agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  Furthermore, you agree that the provisions of this letter agreement are fair and reasonable for the protection of the Company’s legitimate interests such that, if it should be found that any of the provisions herein are void, and if by deleting part of the wording or substituting a shorter period of time, different limits and/or a more restricted range of activities than those set out in this letter agreement it will not be void, then such provisions will be modified as may be necessary to make them valid and effective.  In the event that the provisions of Section 10 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then you agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

[Signature Page Follows]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Plan), including, without limitation, the Prior Agreement. This letter will be governed by the laws of [________], without regard to its conflict of laws provisions.

Very truly yours,

TREELINE BIOSCIENCES, INC.

By: [___________]
[Title]

ACCEPTED AND AGREED:

[First Name Last Name]

Signature

Date

[Signature Page to Amended and Restated Offer Letter]

Exhibit A

Severance Plan

Exhibit B

State-Specific Provisions

For employees in California, Minnesota, and other prohibited states: Section 10 shall not apply to and shall not bind employees employed in California, Minnesota, or other states where such post-employment restrictions are prohibited by applicable law.

For Florida employees, Section 10 is replaced entirely with the following:

Non-Competition.  I understand that the Company’s offer of continued employment, my access and exposure to the Company’s Proprietary Information (as defined in the Confidentiality Agreement) and/or trade secrets, and any equity grants from the Company to me, if any, as well as the Company’s interests in protecting its investments, goodwill, Proprietary Information (as defined in the Company’s Confidentiality Agreement), trade secrets, and/or technologies make it reasonable for the Company to ask me to agree that I will not compete with the Company for a reasonable period after the termination of my employment for any reason, whether voluntary or involuntary.  Accordingly, and understanding that the Company’s business is potentially global in scope, I further agree that I will not, during the one (1) year period following the termination of my employment (the “Post-Employment Period”), directly or indirectly, work for or provide service of any kind, as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that, as of the date of commencement of my work or provision of services for such person or entity, currently does or intends to (directly or indirectly) research, develop, manufacture, produce, market or sell any compound directed to a Company Target, or any product containing such compound.  “Company Target” means a target for which, as of the date of the termination of my employment, the Company or any of affiliates is researching, developing, manufacturing, producing, marketing or selling any compound directed to such target, or any product containing such compound..  I further acknowledge that this restriction is limited to the types of activities and services I provided during the last three (3) years of my employment with the Company.  It will not be deemed to be a violation of this section for me to make or hold either of the following investments: (i) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (ii) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle.

I understand that I may take up to seven (7) days to consider this letter agreement before it expires (the “Consideration Period”).  I agree that changes to this letter agreement, whether material or immaterial, do not toll or restart the Consideration Period.  By signing below, I affirm that I was advised to consult with an attorney prior to signing this letter agreement.  I further acknowledge in writing, by my signature on the letter agreement, that I will receive or have received confidential information or information relating to customer relationships.

For Massachusetts employees, Section 10 is replaced entirely with the following:

Non-Competition.  I understand that the Company’s offer of continued employment, my access and exposure to the Company’s Proprietary Information (as defined in the Company’s Confidentiality Agreement]), and/or trade secrets, and any equity grants from the Company to me, if any, as well as the Company’s interests in protecting its investments, goodwill, technologies, Proprietary Information, and/or trade secrets, make it reasonable for the Company to ask me to agree that I will not compete with the Company for a reasonable period after the termination of my employment for any reason, whether voluntary or involuntary.  Accordingly, and in consideration of the Company’s agreement to pay me an amount commensurate with fifty percent (50%) of my highest annual rate of compensation in the last two (2) years preceding my last day of employment, in equal installments throughout the Post-Employment Period, in accordance with the Company’s regular payroll schedule (or such other consideration as may be mutually agreed between me and the Company) and understanding that the Company’s business is potentially global in scope, I further agree that I will not, during the one (1) year period following the termination of my employment (the “Post-Employment Period”), directly or indirectly, work for or provide services similar or related to, any services I provided to the Company within the last two (2) years of my employment separation, as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that is located within any geographic area in which I, during any time within the last two (2) years of my employment, provided services to the Company or had a material presence or influence, and that, as of the date of commencement of my work or provision of services for such person or entity, currently does or intends to (directly or indirectly) research, develop, manufacture, produce, market or sell any compound directed to a Company Target, or any product containing such compound.  “Company Target” means a target for which, as of the date of the termination of my employment, the Company or any of affiliates is researching, developing, manufacturing, producing, marketing or selling any compound directed to such target, or any product containing such compound.  It will not be deemed to be a violation of this section for me to make or hold either of the following investments: (i) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company, or (ii) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle.  I acknowledge and agree that (A) this agreement is supported by fair and reasonable consideration independent from continued employment, (B) this agreement will not take effect until at least ten (10) business days from the date this agreement was provided to me; (C) I may consult with counsel prior to signing this Agreement; and (D) this section shall not apply in the event that I am subject to a layoff or my employment is terminated by the Company without cause (as defined in a manner consistent with customary employment agreements for similarly situated employees of similarly situated companies) and I do not receive compensation from the Company for the one (1) year period following the termination of my employment at a level commensurate with 50% of the highest annual rate of compensation paid to me by the Company in the two (2) year period prior to such termination.

I acknowledge that the post-employment restriction on competition in this Agreement is applicable to the extent permitted under applicable law and is reasonable and necessary in light of the Company’s need to protect its investments, goodwill, technologies, Proprietary Information, and/or trade secrets.